EXHIBIT 10.1

SEPARATION AGREEMENT,
GENERAL RELEASE AND COVENANT NOT TO SUE

This Separation Agreement, General Release and Covenant Not to Sue (“Agreement”) is entered into as of the 22nd day of May, 2007, by and between James K. Teringo, Jr.  (“Employee”) and Cano Petroleum, Inc. (“Cano”), hereinafter collectively referred to as the “parties” or individually as “party.”  The “Effective Date” of this Agreement shall be on the eighth (8th) day after this Agreement has been signed by Employee and so long as he has not exercised his right of revocation during the period provided for same herein.

RECITALS

WHEREAS, Employee has been employed by Cano as Senior Vice President, General Counsel and Corporate Secretary;

WHEREAS, Employee and Cano executed an Employment Agreement on July 11, 2005, which covered the terms and conditions of Employee’s employment with Cano, as amended by First Amendment to Employment Agreement on January 1, 2006, and Second Amendment to Employment Agreement on June 1, 2006 (as amended, the “Employment Agreement”);

WHEREAS, Employee and Cano desire to mutually terminate Employee’s employment with Cano as Senior Vice President, General Counsel and Corporate Secretary, effective May 22, 2007 (the “Termination Date”); and

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Cano, including, but not limited to, the Employment Agreement, Employee Restricted Stock Award, two (2) Nonqualified Stock Option Agreements, and Employee’s and Cano’s mutual termination of Employee’s employment with Cano;

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

1.             Except as otherwise provided herein, Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Cano, its current and former parent, subsidiaries, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys and representatives of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees”) from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement, and other than attributable to claims arising out of fraud or illegal activity, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Employment Agreement between the parties, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et. seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., as amended; and, the Texas Commission on Human Rights Act, Tex. Labor Code §21.001, et seq. — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Cano, or the mutual termination therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

2.             Cano, for itself and on behalf of its current and former parent, subsidiaries, affiliated and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, other than any arising under this Agreement and other than attributable to claims arising out of fraud or illegal activity, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Employment Agreement between the parties — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Cano, or the mutual termination therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

3.             Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST any of the Releasees, based upon any of the claims released in paragraph 1 of this Agreement.

4.             Cano, for itself and on behalf of all Releasees, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST Employee, based upon any of the claims released in paragraph 2 of this Agreement.

5.             While the parties acknowledge that this Agreement may be filed as public record pursuant to applicable law, rule and regulation, if asked about the Agreement, the parties agree that their response will be that they do not care to discuss any of such matters or indicate no comment to any such inquiry unless requested or required by the Securities and Exchange Commission (“SEC”) or other governmental agency.

6.             Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with Cano or any of the other Releasees.

7.             Employee agrees that in addition to resigning as Senior Vice President, General Counsel and Corporate Secretary of Cano, he shall also resign, effective May 22, 2007 from any other positions he holds as a director or officer with any of the Releasees, including, but not limited to, any membership on the Board of Directors of Cano.  Employee agrees that the effectiveness of this Agreement constitutes his written resignation from any such positions.  Employee and Cano agree that the last day of Employee’s employment as a salaried employee of Cano will be May 22, 2007.

8.             Employee and Cano specifically agree that following the Effective Date of this Agreement, neither party shall be bound by any of the terms of the Employment Agreement.  However, if facts are discovered after the execution of this Agreement that would constitute “cause” for termination — specifically for fraud or illegal activity — under the previously executed Employment Agreement or fraud or illegal activity on the part of Cano, then the matter will be immediately subject to arbitration for equitable adjustment to the future obligations under the terms of this Agreement..

9.             Upon the Effective Date, the parties agree as follows:

(a)           Cano agrees to pay Employee (or Employee’s estate in the event of Employee’s death) a payment of $250,000.00 (“Severance Payment”), less any agreed deductions and less withholdings, taxes and deductions required by law, in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Payment described in this paragraph shall be paid to Employee in twelve (12) monthly installments until paid, with a first monthly installment of $66,666.66 paid on or before the third (3rd) day following the Effective Date and the remaining eleven monthly installments of $16,666.66 paid on the first day of each month thereafter until the Severance Payment has been fully paid.

(b)           Cano agrees to provide a positive employment reference to any potential employers of Employee if requested.  Cano and Employee agree not to engage in any disparagement of the other party.

(c)           Cano agrees to timely make all necessary and required regulatory filings resulting from or required as a result of the execution of this Agreement.

(d)           Employee agrees to release and relinquish any and all stock options and restricted shares provided by Cano, including, without limitation, the following Employee Restricted Stock Award and Nonqualified Stock Option Agreements:

(i)            50,000 options at $3.98 per option;

(ii)           20,000 restricted shares; and

(iii)          40,000 options at $5.42 per option.

Cano and Employee agree that Employee shall have no right, interest or title to any other stock option or restricted stock grant under any plan.

(e)           Employee agrees to be personally responsible for all COBRA payments which he may elect, to continue his family medical and/or other insurance benefits provided by Cano.

(f)            Unless instructed by Cano otherwise, Employee agrees to return to Cano or its attorneys or, in the case of information, destroy, immediately upon the Effective Date, all equipment and property, including confidential information, written or electronic, as well as any and all documents, notes, memoranda or other materials in his possession which relate or refer to Cano or its Affiliates and to retain no copies or notes relating to same.

10.           Nothing in this Agreement is intended to nor shall be deemed to release any rights Employee has regarding claims respecting matters for which the Employee is entitled to be defended and/or indemnified by Cano, respecting any claims which may be asserted by any shareholder, director, any governmental entity or any third party or derivative or any litigation pending, threatened or filed in the future against Employee.  Such indemnification rights cannot be revoked in the future.

11.           Nothing in this Agreement is intended to release or relinquish Employee’s right to defense or coverage under any past, present or future of Cano’s Directors’ and Officers’ Liability Insurance coverages or any other insurance policies (the “Policies”) regarding claims respecting matters for which Employee is entitled to defense or coverage under the Policies.

12.           Employee acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Cano, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by Cano, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Cano, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Cano or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Cano or its subsidiaries and/or affiliates.  Employee may not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.  All files, records, documents, information, data, and similar items relating to the business of Cano, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Cano, and in any event must be promptly delivered to Cano or destroyed upon the Effective Date.  Employee agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Employee shall timely notify and promptly deliver a copy of the subpoena, process or other request to Cano.  Cano shall solely bear any and all cost and expense, including attorneys’ fees and costs related to the protection of such Trade Secrets in such event.  This paragraph shall not apply to any information which is or becomes public knowledge or which was known by Employee prior to his employment with Cano.

13.           Employee agrees to provide reasonable transition assistance for a reasonable period after the Termination Date and cooperate fully with Cano, specifically including any attorney retained by Cano, in connection with any pending or future litigation, business, or investigatory matter.  The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee’s making himself available for interview by Cano, or any attorney retained by Cano, and providing to Cano any documents in his possession or under his control relating to the litigation, business, or investigatory matter. Cano agrees to provide Employee with reasonable notice of the need for assistance when feasible.  Cano additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Employee when possible and further agrees to bear any expenses of Employee incurred in association with such assistance.

14.           The parties hereto recognize that, by entering into this Agreement, the parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory.  The parties further recognize that this Agreement has been entered into in release and compromise of any claims which might be asserted by the parties against one another in connection with the Employment Agreement, Employee Restricted Stock Agreement, Nonqualified Stock Agreement, Employee’s employment by Cano, or the resignation thereof, or any other matter or claim, and to avoid the expense and burden of any litigation related thereto.

15.           The parties acknowledge and agree that, in the event either party to this Agreement breaches any provision of this Agreement, the Party claiming breach will be entitled to such relief as is available to it at law or equity.  The prevailing party in any litigation or arbitration resulting from any such claim shall be entitled to recover attorney’s fees and expenses of litigation or arbitration from the losing party.

16.           The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or related to this Agreement shall be arbitration.  Arbitration shall be held in Dallas, Texas, by three arbitrators, one to be appointed by Cano, a second to be appointed by Employee, and a third to be appointed by those two arbitrators.  The third arbitrator shall act as chairman.  Any arbitration may be initiated by either party upon written notice (“Arbitration Notice”) to the other party, specifying the subject of the requested arbitration and appointing that party’s arbitrator.

(a)           If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position.

(b)           The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association.  A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators.   The costs of arbitration (exclusive of the expense in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by Cano only if Employee receives substantially the relief sought by him in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne equally between the Parties.  The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

17.           One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

18.           If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision, as may be possible and that is legal, valid, and enforceable.

19.           Employee may revoke this Agreement by notice to Cano, in writing, within seven (7) days of the date of its execution by Employee (the “Revocation Period”).  The parties agree that this Agreement shall not be effective in the event Employee revokes this Agreement.  Employee also acknowledges and agrees that if Cano has not received from him written notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be effective, enforceable and have full force and effect.

20.           This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written.  All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated.  No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the parties.

21.           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

22.           By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Cano; (b) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (c) he has been advised by Cano to consult with an attorney regarding the terms of this Agreement; (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (f) he has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson

Its:	CEO

/s/ James K. Teringo, Jr.
James K. Teringo, Jr.